Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 16, 2015 with respect to the consolidated and combined financial statements of Sunoco, LLC as of December 31, 2014 and 2013 and for the years then ended included in the Current Report on Form 8-K dated March 23, 2015 of Sunoco LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 22, 2016